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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 31, 1999 and the related Letter of Transmittal and is being made to all holders of Shares (as defined below). Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                   All Outstanding Shares of Common Stock and
                              Class A Common Stock
                                       of
                           Sheridan Healthcare, Inc.
                                       at
                               $9.25 Net Per Share
                                       by
                             Vestar/Sheridan, Inc.
                          a wholly owned subsidiary of
                         Vestar/Sheridan Holdings, Inc.
                          a wholly owned subsidiary of
                         Vestar/Sheridan Investors, LLC

         Vestar/Sheridan, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Vestar/Sheridan Holdings, Inc., a Delaware corporation ("Parent") and a wholly owned subsidiary of Vestar/Sheridan Investors, LLC, a Delaware limited liability company ("Holdings"), hereby offers to purchase for cash all of the outstanding shares of Common Stock, par value $0.01 per share ("Common Stock"), and Class A Common Stock, par value $0.01 per share ("Class A Common Stock and, together with the Common Stock, the "Shares"), of Sheridan Healthcare, Inc., a Delaware corporation (the "Company"), at a purchase price of $9.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 31, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 27, 1999, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT OR PURCHASER, OR ANY CONTROLLED AFFILIATE THEREOF, CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION") AND (ii) (1) PURCHASER SHALL HAVE RECEIVED FUNDING FOR THE OFFER SUFFICIENT TO PAY FOR ALL SHARES TENDERED PURSUANT TO THE OFFER AND NOT VALIDLY WITHDRAWN AND TO PAY ALL FEES AND EXPENSES RELATED TO THE OFFER AND OTHERWISE ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE NATIONSBANK COMMITMENT LETTER (AS DEFINED IN THE MERGER AGREEMENT) AND (2) THE PERMANENT FACILITIES (AS DEFINED IN THE MERGER AGREEMENT) SHALL HAVE BEEN FULLY EXECUTED AND DELIVERED AND SHALL BE IN FULL FORCE AND EFFECT AND ALL CONDITIONS TO FUNDING THEREUNDER THAT ARE REQUIRED TO BE, OR ARE CAPABLE OF BEING, SATISFIED PRIOR TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER SHALL HAVE BEEN SATISFIED AND THERE IS NO REASON TO BELIEVE THAT ANY OF THE OTHER CONDITIONS TO FUNDING UNDER THE PERMANENT FACILITIES WILL NOT BE SATISFIED PRIOR TO THE TERMINATION OF THE MERGER AGREEMENT OR THE PERMANENT FACILITIES.

         The purpose of the Merger Agreement is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 24, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Purchaser will be merged into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by Parent and its subsidiaries and Shares held by stockholders who have not voted in favor of or consented to the Merger and who have properly demanded appraisal of their Shares in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, extinguished and converted into the right to receive $9.25 in cash, or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, less any withholding taxes required under applicable law. The Merger Agreement is more fully described in the Offer to Purchase.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (EXCLUDING ABSTAINING DIRECTORS WHO WOULD BE CONSIDERED "INTERESTED DIRECTORS" UNDER THE
DGCL) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES, APPROVED THE MERGER AGREEMENT AND THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, DECLARED THE MERGER TO BE ADVISABLE AND RESOLVED TO RECOMMEND THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER AND ADOPT THE MERGER AGREEMENT.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to make any other changes in the terms and conditions to the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such Offer Conditions have not been satisfied, Purchaser reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

         Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions set forth in the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance of payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary.

         Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, April 27, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after May 29, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Holdings, Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                [Innisfree Logo]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833

                   All Others Call Toll Free: (888) 750-5834

March 31, 1999